Exhibit 99

CACI Reports Results for Its Fiscal 2021 Fourth Quarter and Full Year and Issues Fiscal Year 2022 Guidance

Annual revenue of $6.0 billion, +6%

Annual net income of $457.4 million and Diluted EPS of $18.30

Annual adjusted net income of $507.2 million and Adjusted diluted EPS of $20.29

Annual cash from operations of $592.2 million, +14%;
Annual free cash flow of $537.1 million, +22%

Annual contract awards of $9.2 billion

Company expects continued organic growth, margin expansion, and strong cash flow in Fiscal Year 2022

RESTON, Va.--(BUSINESS WIRE)--August 11, 2021--CACI International Inc (NYSE:CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its fiscal fourth quarter and full year ended June 30, 2021.

CEO Commentary and Outlook

John Mengucci, CACI’s President and CEO, said, “Our fourth quarter results capped another strong year for CACI. We again achieved our financial commitments, delivering organic revenue growth above our addressable market, margin expansion, and robust cash flow, as well as record backlog. Our financial performance supported a flexible and opportunistic capital deployment strategy, enabling us to both invest ahead of need and execute a value-creating accelerated share repurchase. In Fiscal Year 2022, we see continued growth above our addressable market, margin expansion, and strong cash flow generation, and remain committed to delivering value for our customers and our shareholders.”

Fourth Quarter Results

	Three Months Ended
(in millions except earnings per share and DSO)	6/30/2021	6/30/2020	% Change
Revenue	$1,564.0	$1,495.6	4.6%
Operating income	$112.1	$133.7	-16.2%
Net income	$137.0	$93.7	46.1%
Adjusted net income, a non-GAAP measure[1]	$149.4	$104.5	43.0%
Diluted earnings per share	$5.74	$3.68	56.1%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$6.26	$4.10	52.7%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$144.9	$162.9	-11.1%
Net cash provided by operating activities excluding MARPA[1]	$99.5	$154.4	-35.5%
Free cash flow, a non-GAAP measure[1]	$77.7	$136.4	-43.1%
Days sales outstanding (DSO)[2]	54	57
(1)

This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)	The DSO calculations for fourth quarter FY21 and fourth quarter FY20 exclude the impact of the Company’s MARPA, which was 7 days and 9 days, respectively.

Revenue in Q4 FY21 increased 5% year-over-year as reported and 4% organically. The year-over-year decrease in operating income was driven by higher indirect expenses, the impact of tax elections taken under the CARES Act, and normal fluctuations in revenue mix. The year-over-year increases in net income and adjusted net income were due to a lower effective tax rate, partially offset by higher interest expense and the factors influencing operating income. Diluted earnings per share and adjusted diluted earnings per share increased faster than their respective net income metrics due to a lower share count as a result of the $500 million accelerated share repurchase announced in March 2021. The decrease in cash from operations, excluding MARPA, was driven by higher cash tax payments due to the aforementioned tax elections. The decrease in free cash flow was due to the same factors cited above, as well as higher capital expenditures.

Fourth Quarter Awards

Contract awards in Q4 FY21 totaled $3.6 billion, with approximately 40% for new business to CACI. For the full year, contract awards totaled $9.2 billion, with over 40% for new business to CACI. These awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  A five-year, single-award contract, with a ceiling value of $447 million, by the National Security Agency (NSA) to provide process and mission technology in support of the signals intelligence and cybersecurity missions that provide our nation’s policymakers and military with actionable intelligence to secure and defend vital networks.
  An eight-year, single-award contract, with a ceiling value of $373 million, to provide mission expertise for geospatial intelligence (GEOINT) analysis to U.S. Special Operations Command (SOCOM).
  A four-year, single-award task order, with a ceiling value of more than $82 million, by the U.S. Army’s Electronic Warfare Air/Ground Survivability Division (EWAGS) to provide mission expertise and technology for the Army’s cyber and ground electronic warfare (EW) missions.
  A five-year, single-award task order, with a ceiling value of $1.4 billion, by the Defense Threat Reduction Agency (DTRA) to continue providing mission expertise in support of countering emerging threats.
  A nine-year, $496 million single-award IDIQ by the U.S. Air Force Sustainment Center (AFSC) to provide mission technology for the Air Force Automated Test System Sustainment Initiative II (ATSSI II) contract.
  A five-year, $96 million task order by the U.S. Department of State’s (DOS) Bureau of Diplomatic Security (DS) to provide mission technology to develop, modernize, and enhance its diplomatic security systems.
  A 10-year, multiple-award Blanket Purchase Agreement (BPA), with a $1 billion total federal program value, to provide enterprise expertise and financial system integration support services.

Total backlog as of June 30, 2021 was $24.2 billion compared with $21.6 billion a year ago, an increase of 12 percent. Funded backlog as of June 30, 2021 was $3.3 billion compared with $2.8 billion a year ago, an increase of 18 percent.

Fourth Quarter Highlights

  CACI was named a Fortune 500 company for the first time in company history. The Fortune 500 is an annual list of the largest corporations in the United States, ranked by revenue for the 2020 fiscal year. This honor reflects CACI's continued growth and record revenue of $5.7 billion in fiscal year 2020, resulting from a continued focus on its growth strategy.
  CACI Strategic Advisor and Senior Vice President Lt. Gen. Michael Nagata is the 2021 recipient of the DeProspero Lifetime Achievement Award presented by the Special Operations and Low-Intensity Conflict (SO/LIC) division of the National Defense Industrial Association (NDIA). This award is named for retired Army Col. Albert DeProspero, who served in Special Forces and is a founding member of the SO/LIC Division, as well as a supporter and advocate of the Special Operations community. The award recognizes Lt. Gen. Nagata's distinct contribution of lasting impact in Special Operations, low-intensity conflict and irregular warfare. He will be presented with the award at the 32nd annual SO/LIC Symposium and Exhibition on November 4, 2021.
  CACI was named a 2021 Top Workplace in Washington, D.C. for the seventh consecutive year and in New Jersey for the second consecutive year. The surveys are administered by Energage and honorees are chosen based solely on employee feedback gathered through an employee engagement survey.
  CACI received industry recognition during the quarter including: #20 on Bloomberg Government's Top Contractors list, increasing its position by six spots; #31 on Defense News' Top 100 for 2021, advancing three spots; and was named a Top 25 Largest Employer in the greater Washington D.C. metro area by Washington Business Journal.

Fiscal Year Results

	Twelve Months Ended
(in millions except earnings per share and DSO)	6/30/2021	6/30/2020	% Change
Revenue	$6,044.1	$5,720.0	5.7%
Operating income	$539.5	$457.7	17.9%
Net income	$457.4	$321.5	42.3%
Adjusted net income, a non-GAAP measure[1]	$507.2	$365.2	38.9%
Diluted earnings per share	$18.30	$12.61	45.1%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$20.29	$14.33	41.6%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$668.6	$573.6	16.6%
Net cash provided by operating activities excluding MARPA[1]	$610.2	$511.2	19.4%
Free cash flow, a non-GAAP measure[1]	$537.1	$438.9	22.4%
(1)

This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Revenue in FY21 increased 6% year-over-year as reported and 5% organically. The year-over-year increase in operating income was driven by strong contract execution and lower contract costs, and faster growth in higher-margin technology revenue. The year-over-year increases in net income and adjusted net income were due to higher operating income, a lower effective tax rate, and lower interest expense. The increase in cash from operations, excluding MARPA, was driven by higher net income, partially offset by higher cash taxes paid as a result of tax elections taken under the CARES Act. The increase in free cash flow was due to the same factors cited above.

FY22 Guidance

The table below summarizes our FY22 guidance and represents our views as of August 11, 2021.

(in millions except earnings per share)	Fiscal Year 2022 Guidance
Revenue	$6,200 - $6,400
Adjusted net income, a non-GAAP measure[1]	$430 - $450
Adjusted diluted earnings per share, a non-GAAP measure[1]	$18.00 - $18.83
Free cash flow, a non-GAAP measure[2]	at least $720
(1)

Adjusted net income and Adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)

Expected Fiscal Year 2022 free cash flow includes an estimated $230 million tax refund related to certain tax elections, as well as a payroll tax deferral repayment of approximately $45 million. Free cash flow is defined as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 12, 2021 during which members of our senior management will be making a brief presentation focusing on fourth quarter and full year results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World’s Most Admired Company. As a member of the Fortune 500 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	6/30/2021	6/30/2020	% Change	6/30/2021	6/30/2020	% Change
Revenue	$1,564,000	$1,495,581	4.6%	$6,044,135	$5,720,042	5.7%
Costs of revenue:
Direct costs	1,043,407	981,678	6.3%	3,930,707	3,719,056	5.7%
Indirect costs and selling expenses	376,788	351,427	7.2%	1,448,614	1,432,602	1.1%
Depreciation and amortization	31,755	28,800	10.3%	125,363	110,688	13.3%
Total costs of revenue:	1,451,950	1,361,905	6.6%	5,504,684	5,262,346	4.6%
Operating income	112,050	133,676	-16.2%	539,451	457,696	17.9%
Interest expense and other, net	11,815	10,447	13.1%	39,836	56,059	-28.9%
Income before income taxes	100,235	123,229	-18.7%	499,615	401,637	24.4%
Income taxes	(36,742)	29,498	-224.6%	42,172	80,157	-47.4%
Net income	$136,977	$93,731	46.1%	$457,443	$321,480	42.3%

Basic earnings per share	$5.82	$3.74	55.7%	$18.52	$12.84	44.2%
Diluted earnings per share	$5.74	$3.68	56.1%	$18.30	$12.61	45.1%

Weighted average shares used in per share computations:
Basic	23,552	25,088		24,705	25,031
Diluted	23,856	25,487		24,992	25,485

Statement of Operations Data (Unaudited)
	Three Months Ended			Twelve Months Ended
	6/30/2021	6/30/2020	% Change	6/30/2021	6/30/2020	% Change
Operating income margin	7.2%	8.9%		8.9%	8.0%
Tax rate	-36.7%	23.9%		8.4%	20.0%
Net income margin	8.8%	6.3%		7.6%	5.6%

Adjusted EBITDA*	$144,915	$162,940	-11.1%	$668,582	$573,585	16.6%
Adjusted EBITDA Margin	9.3%	10.9%		11.1%	10.0%
* This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2021	6/30/2020
ASSETS:
Current assets
Cash and cash equivalents	$88,031	$107,236
Accounts receivable, net	879,851	841,227
Prepaid expenses and other current assets	363,294	137,423
Total current assets	1,331,176	1,085,886

Goodwill and intangible assets, net	4,108,684	3,813,995
Property and equipment, net	190,444	170,521
Operating lease right-of-use assets	356,887	330,767
Other long-term assets	185,181	141,303
Total assets	$6,172,372	$5,542,472

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$46,920	$46,920
Accounts payable	148,636	89,961
Accrued compensation and benefits	409,275	338,760
Other accrued expenses and current liabilities	279,970	293,518
Total current liabilities	884,801	769,159

Long-term debt, net of current portion	1,688,919	1,357,519
Other long-term liabilities	933,374	754,484
Total liabilities	3,507,094	2,881,162

Shareholders' equity	2,665,278	2,661,310
Total liabilities and shareholders' equity	$6,172,372	$5,542,472

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2021	6/30/2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$457,443	$321,480
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	125,363	110,688
Non-cash lease expense	77,148	73,248
Amortization of deferred financing costs	2,320	2,346
Loss on disposal of assets	6	190
Stock-based compensation expense	30,463	29,302
Deferred income taxes	108,973	17,874
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(38,162)	34,550
Prepaid expenses and other assets	(15,766)	(38,432)
Accounts payable and other accrued expenses	49,812	(24,406)
Accrued compensation and benefits	68,742	46,769
Income taxes payable and receivable	(231,971)	(25,118)
Operating lease liabilities	(73,057)	(74,928)
Long-term liabilities	30,901	45,142
Net cash provided by operating activities	592,215	518,705

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(73,129)	(72,303)
Cash paid for business acquisitions, net of cash acquired	(356,261)	(106,226)
Other	2,744	-
Net cash used in investing activities	(426,646)	(178,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	329,080	(262,920)
Payment of contingent consideration	-	(8,700)
Proceeds from employee stock purchase plans	9,181	7,432
Repurchases of common stock	(509,137)	(7,806)
Payment of taxes for equity transactions	(19,720)	(31,400)
Net cash used in financing activities	(190,596)	(303,394)
Effect of exchange rate changes on cash and cash equivalents	5,822	(1,574)
Net change in cash and cash equivalents	(19,205)	35,208
Cash and cash equivalents, beginning of period	107,236	72,028
Cash and cash equivalents, end of period	$88,031	$107,236

Selected Financial Data (Continued)

Revenue by Customer Group (Unaudited)
	Three Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Department of Defense	1,094,166	69.9%	1,033,998	69.1%	$60,168	5.8%
Federal Civilian Agencies	399,604	25.6%	400,459	26.8%	(855)	-0.2%
Commercial and other	70,230	4.5%	61,124	4.1%	9,106	14.9%
Total	1,564,000	100.0%	1,495,581	100.0%	$68,419	4.6%

	Twelve Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Department of Defense	4,185,292	69.3%	3,999,261	69.9%	$186,031	4.7%
Federal Civilian Agencies	1,585,672	26.2%	1,467,801	25.7%	117,871	8.0%
Commercial and other	273,171	4.5%	252,980	4.4%	20,191	8.0%
Total	6,044,135	100.0%	5,720,042	100.0%	$324,093	5.7%

Revenue by Contract Type (Unaudited)
	Three Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Cost-plus-fee	931,871	59.6%	855,816	57.2%	$76,055	8.9%
Fixed price	438,107	28.0%	416,896	27.9%	21,211	5.1%
Time and materials	194,022	12.4%	222,869	14.9%	(28,847)	-12.9%
Total	1,564,000	100.0%	1,495,581	100.0%	$68,419	4.6%

	Twelve Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Cost-plus-fee	3,504,838	58.0%	3,274,707	57.2%	$230,131	7.0%
Fixed price	1,769,841	29.3%	1,629,475	28.5%	140,366	8.6%
Time and materials	769,456	12.7%	815,860	14.3%	(46,404)	-5.7%
Total	6,044,135	100.0%	5,720,042	100.0%	$324,093	5.7%

Revenue by Prime or Subcontractor (Unaudited)
	Three Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Prime	1,394,094	89.1%	1,368,745	91.5%	$25,349	1.9%
Subcontractor	169,906	10.9%	126,836	8.5%	43,070	34.0%
Total	1,564,000	100.0%	1,495,581	100.0%	$68,419	4.6%

	Twelve Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Prime	5,449,590	90.2%	5,211,366	91.1%	$238,224	4.6%
Subcontractor	594,545	9.8%	508,676	8.9%	85,869	16.9%
Total	6,044,135	100.0%	5,720,042	100.0%	$324,093	5.7%

Selected Financial Data (Continued)

Revenue by Expertise or Technology (Unaudited)
	Three Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Expertise	735,588	47.0%	773,789	51.7%	$(38,201)	-4.9%
Technology	828,412	53.0%	721,792	48.3%	106,620	14.8%
Total	1,564,000	100.0%	1,495,581	100.0%	$68,419	4.6%

	Twelve Months Ended
(dollars in thousands)	6/30/2021		6/30/2020		$ Change	% Change
Expertise	2,972,966	49.2%	3,001,512	52.5%	$(28,546)	-1.0%
Technology	3,071,169	50.8%	2,718,530	47.5%	352,639	13.0%
Total	6,044,135	100.0%	5,720,042	100.0%	$324,093	5.7%
Contract Awards Received (Unaudited)
	Three Months Ended
(dollars in thousands)	6/30/2021	6/30/2020	$ Change	% Change
Contract Awards	$3,642,295	$3,387,343	$254,952	7.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2021	6/30/2020	$ Change	% Change
Contract Awards	$9,171,752	$11,564,085	$(2,392,333)	-20.7%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS
(Unaudited)

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers.

(amounts in thousands, except per share amounts)	Three Months Ended			Twelve Months Ended
	6/30/2021	6/30/2020	% Change	6/30/2021	6/30/2020	% Change
Net income, as reported	$136,977	$93,731	46.1%	$457,443	$321,480	42.3%
Intangible amortization expense	16,896	14,634	15.5%	67,501	59,273	13.9%
Tax effect of intangible amortization (1)	(4,442)	(3,848)	15.4%	(17,748)	(15,585)	13.9%
Adjusted net income	$149,431	$104,517	43.0%	$507,196	$365,168	38.9%

	Three Months Ended			Twelve Months Ended
	6/30/2021	6/30/2020	% Change	6/30/2021	6/30/2020	% Change
Diluted EPS, as reported	$5.74	$3.68	56.1%	$18.30	$12.61	45.1%
Intangible amortization expense	$0.71	$0.57	24.6%	$2.70	$2.33	15.9%
Tax effect of intangible amortization (1)	(0.19)	(0.15)	30.0%	(0.71)	(0.61)	16.1%
Adjusted diluted EPS	$6.26	$4.10	52.7%	$20.29	$14.33	41.6%

				FY22 Guidance Range
(amounts in millions, except per share amounts)				Low End		High End
Net income, as reported				$380	---	$400
Intangible amortization expense				68	---	68
Tax effect of intangible amortization (1)				(18)	---	(18)
Adjusted net income				$430	---	$450

				FY22 Guidance Range
				Low End		High End
Diluted EPS, as reported				$15.90	---	$16.74
Intangible amortization expense				$2.85	---	$2.85
Tax effect of intangible amortization (1)				(0.75)	---	(0.75)
Adjusted diluted EPS				$18.00	---	$18.83

(1) Calculation uses an estimated statutory tax rate of 26.3% on non-GAAP tax deductible adjustments.

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense, including depreciation within direct costs, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended
(dollars in thousands)	6/30/2021	6/30/2020	% Change	6/30/2021	6/30/2020	% Change
Net income	$136,977	$93,731	46.1%	$457,443	$321,480	42.3%
Plus:
Income taxes	(36,742)	29,498	-224.6%	42,172	80,157	-47.4%
Interest income and expense, net	11,815	10,447	13.1%	39,836	56,059	-28.9%
Depreciation and amortization expense, including amounts within direct costs	32,865	29,264	12.3%	129,131	112,889	14.4%
Earnout adjustments	-	-		-	3,000	-100.0%
Adjusted EBITDA	$144,915	$162,940	-11.1%	$668,582	$573,585	16.6%

	Three Months Ended			Twelve Months Ended
(dollars in thousands)	6/30/2021	6/30/2020	% Change	6/30/2021	6/30/2020	% Change
Revenue, as reported	$1,564,000	$1,495,581	4.6%	$6,044,135	$5,720,042	5.7%
Adjusted EBITDA	144,915	162,940	-11.1%	668,582	573,585	16.6%
Adjusted EBITDA margin	9.3%	10.9%		11.1%	10.0%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow
(Unaudited)

The Company defines Net cash provided by operating activities excluding MARPA as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe this measure allows investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net cash provided by operating activities	$91,699	$160,880	$592,215	$518,705
Cash used (provided) by MARPA	7,833	(6,501)	17,973	(7,473)
Net cash provided by operating activities excluding MARPA	99,532	154,379	610,188	511,232
Capital expenditures	(21,856)	(17,972)	(73,129)	(72,303)
Free cash flow	$77,676	$136,407	$537,059	$438,929

(Amounts in millions)			FY22 Guidance
Net cash provided by operating activities (1)			$810
Cash used (provided) by MARPA			-
Net cash provided by operating activities excluding MARPA			810
Capital expenditures			(90)
Free cash flow			$720
(1) Includes estimated tax refund of $230 million related to certain tax elections, as well as payroll tax deferral repayment of approximately $45 million.

Contacts

Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com